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                                                                    Exhibit 23.1

                CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

     As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the use of our report, as of January 1, 2001, dated October 22, 2001, setting forth the Cody Energy, LLC proved developed producing oil and gas reserves and revenue estimates for properties located in Louisiana, New Mexico, and Texas. We hereby consent to all references to our firm included in or made a part of Form 8-K, filed by Cabot Oil & Gas Corporation.

                                         NETHERLAND, SEWELL & ASSOCIATES, INC.

                                            By:  /s/ Danny D. Simmons
                                                 --------------------
                                                 Danny D. Simmons
                                                 Senior Vice President

Houston, Texas
October 29, 2001